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            [GLASS, MCCOLLOUGH, SHERRIL & HARROLD, LLP LETTERHEAD]


                                                                     EXHIBIT 5.2

                                 March 13, 1997

InfoCure Corporation
2970 Clairmont Road, Suite 950
Atlanta, Georgia 30329
Attn: Mr. Frederick L. Fine, President and Chief Executive Officer

         RE: MERGER OF AMERICAN MEDCARE CORPORATION ("AMC") WITH AND INTO INFOCURE CORPORATION ("INFOCURE"), WHEREBY AMC'S SHARES WILL BE CONVERTED INTO SHARES OF COMMON STOCK OF INFOCURE

Gentlemen:

         We are acting as counsel to InfoCure, a Delaware corporation, with respect to the merger of AMC, a Delaware corporation, with and into InfoCure (the "Merger"), pursuant to that certain Agreement of Merger dated March __, 1997 by and between InfoCure and AMC (the "Merger Agreement"), as described in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on March __, 1997 (the "Registration Statement"). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement and such other documents as we have reasonably deemed necessary or appropriate to furnish the opinions rendered herein (collectively, the "Documents"). In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of all originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of InfoCure and AMC as set forth in the Tax Certificates which have been delivered prior hereto (the "Tax Certificates").

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations now in effect thereunder, pertinent judicial authority, current administrative interpretive rulings and practice of the Internal
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March 13, 1997
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Revenue Service and such other authorities as we have considered relevant, all of which are subject to change.

                              FACTS AND ASSUMPTIONS

         Based upon our review of the Documents, we understand the following facts: outstanding.

         AMC will be merged into InfoCure pursuant to the Merger Agreement. At the effective time of the Merger (the Effective Time"), each outstanding share of AMC Stock will be converted, subject to rights of dissent, into such fraction of a share of InfoCure Common Stock ("InfoCure Stock") determined by dividing
(i) 4,000,000 by (ii) the sum of (x) the number of the outstanding shares of AMC common Stock immediately prior to the Effective Time, (y) the number of shares of AMC common Stock subject to outstanding stock options and warrants at the Effective Time and (z) 1,257,000.

         Holders of AMC common stock dissenting to the Merger will receive cash.

                            DISCUSSIONS AND OPINIONS

         Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, qualify as a tax-free reorganization pursuant to
Section 368(a)(1)(A) of the Code and that AMC and InfoCure each will be parties to the reorganization within the meaning of Section 368(b) of the Code. In form, the Merger of AMC with and into InfoCure is a merger described in Section 368(a)(1)(A) of the Code. Accordingly, based upon the facts, representations and assumptions set forth above, and the facts set forth in the Tax Certificates issued to us by InfoCure and AMC, and upon law as we have deemed relevant, we are of the opinion that if the Merger is consummated, the federal income tax consequences to AMC's stockholders will be as follows:

         a. No gain or loss will be recognized by the stockholders of AMC upon the receipt of InfoCure Stock solely in exchange for his or her AMC Stock.

         b. The basis of the InfoCure Stock to be received by the AMC stockholders will be the same as the aggregate basis of AMC Stock surrendered in the exchange.

         c. The holding period of the shares of InfoCure Stock received by the stockholders of AMC will include the period during which the AMC Stock surrendered in
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March 13, 1997
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                  exchange therefor was held, provided that the shares of AMC
                  Stock were held as capital assets within the meaning of
                  Section 1221 of the Code as of the time of the consummation of the Merger.

         d. Where cash is received by AMC stockholders in lieu of such stockholders fractional interest in the InfoCure Common Stock, such cash will be treated as being received by the stockholder as a distribution in redemption of a fractional share interest, subject to the provisions and limitations of Section 302 of the Code. Accordingly, each such stockholder will generally have capital gain or loss equal to the difference between the amount of cash received by such stockholder and such stockholder's basis in his or her stock.

         This opinion is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any State or any political subdivision of any State; nor does it extend to any tax effects or consequences of the Merger to the AMC stockholders, AMC or InfoCure other than those expressly stated in this opinion. Furthermore, no opinion is expressed as of the federal or state tax treatments of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, transactions that are not specifically covered by this opinion. No opinion is rendered with respect to the federal income tax consequences that may be applicable to a particular AMC stockholder who acquired AMC common stock pursuant to the exercise of options or otherwise as compensation or a stockholder who does not hold such stock as a capital asset on the effective date of the Merger, as applicable.

         This opinion is being rendered solely to the parties to whom it is addressed and may not be relied upon by any other party without the express written permission of our Firm. We hereby consent to the reference to our Firm and to the filing of this opinion as an exhibit to Registration Statement No. 333-20571.

                                        Very truly yours,

                                        GLASS, McCULLOUGH, SHERRILL &
                                        HARROLD